EXHIBIT 11
                          CT COMMUNICATIONS, INC.
                              AND SUBSIDIARIES

                     Computation of Earnings Per Share


                         Three Months Ended June 30    Six Months Ended June 30
                         --------------------------    ------------------------
                            1999           1998          1999          1998
                            ----           ----          ----          ----

Computation of share
totals used in
computing earnings
per share:

Weighted average number
 of shares outstanding     9,344,207      9,216,723     9,331,927    9,156,073

Basic average shares

a-Outstanding              9,344,207      9,216,723      9,331,927   9,156,073

Incremental shares
 arising, from out-
 standing stock
 options                      46,916        47,945         58,947      48,458
                           ---------     ---------      ---------   ---------

 b-Totals                  9,391,123     9,264,668      9,390,874   9,204,531
                           =========     =========      =========   =========

c-Net Income              $9,136,224  $  3,190,744   $ 12,999,695  $6,320,994
                           =========     =========     ==========   =========

Net Income Per Share
 Basic - c/a              $      .98  $        .35           1.39         .69
                           =========     =========     ==========   =========

Net Income Per Share
assuming full dilution c/b $     .97  $        .34           1.39         .69
                          ==========     =========     ==========   ==========